Exhibit 99

NEWS

FOR IMMEDIATE RELEASE

Contact:	Greg Burns	John Griek
	847-402-5600	847-402-2244

Allstate Announces Redemption of Series D, E and F Preferred Stock

NORTHBROOK, Ill., Sept. 3, 2019 – The Allstate Corporation (NYSE: ALL) today announced that on Oct. 15, 2019, it will redeem all of its outstanding Series D, E and F Preferred Stock at par for a total redemption payment of $1.133 billion. Allstate will use the proceeds of its Aug. 8, 2019, $1.150 billion issuance of 5.10% Fixed Rate Noncumulative Perpetual Preferred Stock, Series H, to fund the redemption. The average dividend yield of the securities to be redeemed is 6.54%.

The redemption will include all 5,400 shares of its Fixed Rate Noncumulative Perpetual Preferred Stock, Series D; all 29,900 shares of its Fixed Rate Noncumulative Preferred Stock, Series E; and all 10,000 shares of its Fixed Rate Noncumulative Preferred Stock, Series F; as well as the corresponding Depositary Shares, each representing a 1/1,000th interest in a share of the Preferred Stock.

The Depositary Shares are currently traded on the New York Stock Exchange under the symbols “ALL PR D” (CUSIP No. 020002804), “ALL PR E” (CUSIP No. 020002879) and “ALL PR F” (CUSIP No. 020002853). The Depositary Shares will be redeemed at a redemption price of $25.00 per Depositary Share, representing a total redemption payment of $1,132,500,000.

On Oct. 15, 2019, a dividend in the amount of $0.4140625 per Series D and E Depositary Shares and $0.390625 per Series F Depositary Shares will be paid in cash to holders of record at the close of business on Sept. 30, 2019. On and after the redemption date, the Series D, E and F Preferred Stock will no longer be deemed outstanding, and no further dividends will be declared or payable on them.

The Depositary Shares are held through The Depository Trust Company (DTC) and will be redeemed in accordance with the procedures of DTC. Payment to DTC will be made by Equiniti Trust Company, Allstate’s redemption agent for the Depositary Shares. Questions about the notice of redemption and related materials should be directed to EQ Shareowner Services by mail at P.O. Box 64858, St. Paul, MN, 55164-0858, Attention: Corporate Actions; by overnight courier at 1110 Centre Pointe Curve, Suite 101, Mendota Heights, MN, 55120-4100, Attention: Corporate Actions.

This news release does not constitute a notice of redemption under the certificates of designation governing the Series D, E and F Preferred Stock or the deposit agreements governing the Depositary Shares and is qualified in its entirety by reference to the notice of redemption issued by The Allstate Corporation.

Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

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